UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: (Date of Earliest Event Reported): May 27, 2010

COMMISSION FILE NO.: 000-26445

COIL TUBING TECHNOLOGY, INC.
(Exact Name of Registrant As Specified In Its Charter)

NEVADA	59-3542362
(State Or Other Jurisdiction Of Incorporation)	(IRS Employer Identification No.)

19511 WIED RD. SUITE E, SPRING, TEXAS 77388
(Address of Principal Executive Offices)

281-651-0200
(Issuer Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES.

The registrant sold an aggregate of $212,304 in Convertible Notes (as described in greater detail below) to one investor, who is a significant shareholder of the registrant over the past four (4) months.  The registrant claims an exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended, for the above sales, since the sales did not involve a public offering, the recipient took the securities for investment and not resale and the registrant took appropriate measures to restrict transfer.

ITEM 8.01 OTHER EVENTS.

Through its majority-owned subsidiary Coil Tubing Technology Holdings, Inc. ("Coil Tubing Holdings"), in or around July 2009, Coil Tubing Technology, Inc. (the “Company,” “we,” and “us”) opened a district sales office and in September 2009 added a tool repair facility in Haynesville, Louisiana. The Company believes that the facility is centrally located to service the “hot” natural gas drilling and work over activities in the Haynesville Shale plays of East Texas, North West Louisiana and Southern Arkansas. The facility is under a (3) year lease, which lease fees were pre-paid by the Company, which allows the Company to focus on those markets and the Company hopes to become an established Coil Tubing rental tool force in the region.

In January 2010, through Coil Tubing Holdings, its majority-owned subsidiary, the Company entered into a Sales Agreement with Revenue Participation & Purchase Options with a customer ("Sales Agreement").  Under the terms of the Sales Agreement, the customer may purchase certain tools at a discounted price so the customer may rent out the tools in certain foreign markets.  Under certain conditions, the Company may provide additional tools to the customer at no cost but participate in the revenue generated by the rental of such tools.  Further, at the end of the eighteen (18) month term of the Sales Agreement, the Company has the option to repurchase any tools sold to the customer.

In March and May of 2010, Jerry Swinford, the Company’s Chief Executive Officer was granted (2) patents for a Coil Tubing technology called the “Jet Motor”, represented by U.S. patent # 7,686,102 and Singapore patent # 146369, which the Company is provided the use of pursuant to an Employment Agreement.  Mr. Swinford also has U.S. patents pending on a Jet Hammer, Rotating Tool and Coil Tubing Jars. The Company has built a series of 2 7/8” Coil Tubing (“CT”) Drilling Jars for use in domestic CT drilling and workover markets.  The tools are in operation throughout the eastern and central United States.

A significant shareholder of the Company has contributed an aggregate of $212,304  in funding to the Company during the past four (4) months in connection with the sale of Convertible Notes, which Convertible Notes have a conversion rate of $0.003 per share (subject to anti-dilutive rights); an interest rate of 12% per annum; and are due on the second anniversary of their issuance date.  The Convertible Notes are also guaranteed by our majority-owned subsidiary, Coil Tubing Holdings.  The Company was also responsible for payment of attorneys fees incurred in such transactions and such amounts are included in the principal amount due.

On May 21, 2010, the Company obtained an Order (the “Order”) pursuant to its Motion for Fairness Hearing to Issue Securities Pursuant to Section 3(a)(10) of the Securities Act of 1933, as amended (the “Motion”) in connection with its lawsuit filed on July 30, 2008, in which the Company, Coil Tubing Holdings and our Chief Executive Officer and sole Director, Jerry Swinford ("Plaintiffs"), filed suit against Grifco International, Inc. (“Grifco”), Depository Trust & Clearing Corporation ("DTCC"), Depository Trust Corporation ("DTC") and the president of Grifco, James Dial (the "Defendants").  The case is pending as Cause No. 08-07-07397-CV in the Montgomery County, Texas, District Court, 9th Judicial District (the “Court”).  The suit stems from Grifco's distribution of its 75,000,000 shares of our common stock in August 2007 ("Grifco Distribution").

The Motion requested that the Court hold a fairness hearing and issue an order approving the issuance of 228,136,867 shares of the Company’s common stock (the “Shares”) without restrictive legend pursuant to an exemption from registration provided by Section 3(a)(10) of the Securities Act of 1933, as amended (the “Act”), which hearing was held on May 21, 2009.

The Shares represent shares of common stock sufficient to (a) satisfy the claims of DTCC/DTC participants who did not receive a sufficient number of shares of the Company in connection with the Grifco Distribution; (b) satisfy the claims of Grifco shareholders holding their shares in record form on the record date of the Grifco Distribution; (c) satisfy the claims of the Company’s shareholders holding their shares with DTCC/DTC participants on the record date of the Grifco Distribution; (d) satisfy the claims of the Company’s shareholders holding their shares in record form on the record date of the Grifco Distribution; and (e) satisfy the claims of certain shareholders of the Company who purchased shares of the Company’s common stock from the Company subsequent to the Grifco Distribution.

The Order approved the issuance of the Shares and provided that such Shares shall be exempt from registration pursuant to Section 3(a)(10) of the Securities Act of 1933, as amended.  Moving forward, we anticipate filing a no action letter with the Texas Securities Commission requesting the Texas Securities Commission to grant us no action relief in connection with the issuance of the Shares.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COIL TUBING TECHNOLOGY, INC.

/s/ Jerry Swinford
Jerry Swinford,
President

May 27, 2010